EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-143483 and No. 333-147735) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156341 and No. 333-156338) on Form S-8 of Smart Balance, Inc and subsidiaries (the Company) of our report dated February 27, 2009, with respect to the consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the periods in the three-year period ended December 31, 2008 which report appears in the December 31, 2008 annual report on Form 10-K of Smart Balance, Inc. We also consent to the reference to our firm under the caption “Experts” in these registration statements.

/s/ Ehrhardt Keefe Steiner & Hottman PC

February 27, 2009
Denver, Colorado